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                                 Exhibit 23.2


                    [PricewaterhouseCoopers LLP Letterhead]


                      CONSENT OF INDEPENDENT ACCOUNTANTS



     We hereby consent to the use in this Registration Statement on Form S-4 of Certified Grocers of California, Ltd. of our report dated April 30, 1999, relating to the financial statements of United Grocers, Inc. and Subsidiaries, which appears in such Registration Statement. We also consent to the incorporation by reference of our report dated January 8, 1999 relating to the financial statement schedule, which appears in the Form 10-K for the year ended October 2, 1998 of United Grocers, Inc. and Subsidiaries. We also consent to the references to us under the headings "Experts" in such Prospectus.



                                        PricewaterhouseCoopers LLP

Portland, Oregon
August 20, 1999